Exhibit 5.1

DLA Piper LLP (US) 33 Arch Street, 26th Floor Boston, Massachusetts 02110 www.dlapiper.com T (617) 406-6000 F (617) 406-6100

May 20, 2026

Analog Devices, Inc.

One Analog Way

Wilmington, MA 01887

Ladies and Gentlemen:

We have acted as counsel to Analog Devices, Inc., a Massachusetts corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 13,000,000 shares of the Company’s common stock, par value $0.16 2/3 per share (the “Shares”), that may be issued pursuant to the Company’s Amended and Restated 2020 Equity Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

As the basis for the opinions hereinafter expressed, we have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the corporation laws of The Commonwealth of Massachusetts.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)
DLA Piper LLP (US)